EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference n the Registration Statement No. 333-109953 on Form S-8 of TransCommunity Financial Corporation of our report, dated April 13, 2007, relating to our audit of the consolidated financial statements which appears in the 2007 Annual Report on form 10-K of TransCommunity Financial Corporation.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

March 28, 2008